Exhibit 99.1
Transcript from Conference Call to Update Investors on Company’s Pending Sale to Inverness
Medical — March 17, 2008, 2:30 p.m. (EST)

Operator
Good afternoon. My name is Dana, and I will be your conference facilitator today. At this time I’d like to welcome everyone to Matria Healthcare’s conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. (OPERATOR INSTRUCTIONS) As a reminder this call is being recorded on Monday, March 17, 2008. At this time I’d like to turn the call over to Mr. Jeff Hinton, Matria’s Chief Financial Officer. Please go ahead, sir.

Jeff Hinton - Matria Healthcare - CFO
Thank you, Dana. As a reminder today’s call may contain forward-looking statements within the meaning of the Federal securities laws including statements regarding potential synergies and benefits of the proposed business combination. These statements reflect Matria’s current views with respect to future events and are based on managements current assumptions and information currently available. Actual results may differ materially due to numerous factors including the risk factors and uncertainties described in the registration statement on Form S-4 as filed with the SEC, Inverness’ annual report on Form 10-K for the year ended December 31, 2007 and Matria’s annual report on Form 10-K, for the same year, and other factors identified from time to time in Inverness’ and Matria’s periodic filings with the Securities and Exchange Commission. Matria undertakes no obligation to update any forward-looking statements contained here in. This presentation also includes references to certain non-GAAP financial measures such as EBITDA, EPS before share based compensation and free cash flow. Metrics that we use internally to measure our operating performance. Reconciliations between these non-GAAP measures and most directly comparable GAAP measures are available under the Investor Relations portion of our website at www.matria .com. With that, I’d like to turn the call over to Mr. Pete Petit, Matria’s Chairman and Chief Executive Officer. Please go ahead, Pete.

Pete Petit - Matria Healthcare - Chairman & CEO
Thank you, Jeff. Good afternoon. We sincerely appreciate you joining Matria’s executives for this update. I have with me today Tom Underwood, Matria’s President and Chief Operating Officer and Jeff Hinton, who you’ve just heard from, our senior VP and Chief Financial Officer. Also we have asked Roberta McCaw, Matria’s Senior Vice President and General Counsel to join us for the call since there may be questions related to the acquisition of Matria by Inverness Medical that she’s probably best qualified to answer. We have with us Dr. Marty Olsen or Executive Vice President of Clinical Business Development. The goal of the call today is to help clear up some of the questions that have developed related to the Inverness Medical acquisition of Matria Healthcare. In addition we will try to put into perspective some of the issues that have developed very recently relative to the disease management and wellness sector of healthcare. Please realize there are a number of parts of this transaction that are still ongoing. We hope to be through the Hart Scott Rodino review by the end of this week. Once that takes place both organizations will be in a better position to have discussions with our shareholder groups. Relative to the planning that has been accomplished we currently expect to hold our shareholders meeting in early May, prior to that we expect to have both Inverness Medical executives and Matria executives in front of our shareholders to thoroughly explain advantages of this combination. While we will attempt to some of that today I expect a full impact of this exciting combination will need to be discussed face to face in the weeks and months ahead. At this point I would simply like to add that Matria executives and our board are very committed to seeing that this transaction is completed in an expedited fashion. We are quite anxious to begin to explore the efficiencies of this combination which we will have with Inverness Medical.
First, the comments that I and other members of the Matria executive group will make today are our best understanding of numerous factors that are affecting US healthcare system, are affecting Matria Healthcare, Inverness Medical and the various shareholder groups and other groups that have an interest in this transaction. The business environment that both organizations function within, namely the US Healthcare system as well as certain international markets, is complex. The transaction that is proposed is complex, however it is also very innovative considering factors that affect this transaction. I’ll start by discussing some of the general issues that have been affecting US healthcare system and how they bear upon what Matria has been doing for many years and how most importantly it will affect our future with Inverness. We will move from those matters to discuss why Inverness Medical has a strong interest in Matria Healthcare as did several other excellent organizations. We will also discuss why this transaction makes so much sense for Inverness Medical as well as Matria Healthcare in terms of the operating and sales synergies that will develop.

I think we all realize that the United States has the best overall healthcare system in the world. However, there are some very significant inefficiencies embedded in our system and they are very costly both from a financial as well as clinical standpoint. There are numerous studies, scientific papers, white papers and books being published on the inefficiencies within the healthcare system. Recently the Medical Institute published a study entitled quote, “An Unhealthy America: The Economic Burden of Chronic Disease — Charting a New Course to Save Lives and Increase Productivity and Economic Growth”. Also, Newt Gingrich’s Center for health transformation has a number of studies clearly discussing the problems associated with the US healthcare system being so dependent on paper as opposed to digital data. Recently a policy monograph titled quote,“The American Medical Home: A Patient-Centered Physician-Guided Model to Healthcare”, was published by the American College of Physicians. In this monograph, the issues associated with having physicians connected with their patients electronically are clearly delineated. Also on March 13th, the Deloitte Center for Health Solutions released a report on advantages of in-home monitoring. This cannot be more timely relative to combination of Matria, Alere, Paradigm and how that relates to the rapid diagnostic testing that is a forte of Inverness Medical. I would encourage to you locate this report. The report talks about refocusing patient care away from acute care and ambulatory settings and into the home. They highlight that these technologies could save over $400 billion annually. The report quoted, “The effective application of in-home technologies leads to increased medication adherence, reduced avoidable post acute complications and improved self care management of chronic conditions”. This report also stated, “Technology, however, is only an enabler that must be incorporated into a personalized care management program that is imbedded in the patients data activities”. In addition the report pointed out that 16% of the respondents in the survey had already visited a retail clinic and 34% believe they may do so in the future. This is very significant to some of the other aspects in current trends of health care that we will be discussing today so keep that point in mind. Also, there are numerous studies that acknowledge the fact that as much as 25% of every US healthcare dollar is wasted on over utilization of the system, under utilization of the system or duplication of tests and related matters. Disease management programs are effective in the beginning to reduce those inefficient and wasteful connections with the healthcare system. I hope you can grasp the savings that would begin to accrue if we simply have healthcare information available as readily as we have our banking and credit information available to us. Imagine the efficiencies that would develop if accurate medical and clinical information were available to the physicians and other caregivers as well as the patient, as the medical encounters take place. We have this transparency in connection of information in almost every other aspect of our lives. Again, our banking and consumer credit reporting systems are good examples. However, due to complexity of healthcare and a lack of previous investment, clinical data collection and management, we’re in a situation where a significant transition is underway. I can simply state the US Healthercare system is about to enter the “information integration age.”
I’m not alone in this belief. Over the last several months you have seen announcements by Microsoft and, subsequently, Google, of their entry into the healthcare information and data management area. Microsoft announced an entry by offering their “Health Vault” free of charge to all Americans. That occurred October 4, 2007. Then on February 28, 2008, Google announced the introduction of the “Google Health” offering. These organizations clearly understand the need for accurate clinical data and information being available to the individual consumer, controlled by the individual consumer, but available to all of the individual care gives. Also, note that Walgreens announced this morning, they are broadening their footprint in health and wellness beyond their stores which creates more need for connectivity. I’ve stated many times that disease management will be imbedded in US healthcare system in some form from now on. It may be called something different but the activities that occur in the disease management processes are very effective in reducing costs and improving clinical care. As I’ve mentioned, there are numerous initiatives underway attempting to improve the effectiveness and efficiency of physician contact and contact with other care gives such as the local pharmacists. As an example, there are initiatives with the national drug store retailers, which have added in-store clinics which are designed to help improve the consumer’s access to nurse clinicians and for routine tests. If you can visualize a system where millions of individuals have disease management and wellness programs through their employer healthplan, the technology will support the movement of clinical information between the disease management clinician, the physician, the pharmacist and other service providers, you should be able to visualize a system where the efficiencies of a healthcare system begin to dramatically increase.
Matria has over 1 million individuals enrolled in our disease management and wellness programs. Each of those individuals should have a primary care physician and a local pharmacist as a resource. Matria continues to build technology and connectivity to better connect the physician, the pharmacist and our nurses with our participants. Imagine how access to rapid diagnostic tests that could be utilized in the home would improve clinical data flow and our management system and subsequently to the physicians and other caregivers. Inverness Medical has assembled the broadest group of rapid diagnostic tests in the industry. In the future, there will be numerous processes developed, so that as physicians and payors embrace rapid diagnostic testing in these other environments that will increase the flow of clinical information for disease managements programs for the home as well as physicians offices into the system. Those of you that are familiar with Matria’s history, you’ve heard us say for many years, that our sector of healthcare, and namely disease management and wellness, is really a data management enterprise not just a nursing call center activity. I believe my previous experience with healthcare information technology, with some of our former companies, allowed to us see the change that was coming as long as five years ago. We have geared all of our strategic technology decisions around preparing ourselves to be a key asset in moving accurate clinical information around the health care system so that more efficient, effective care can be delivered at a lower costs. The recent interest at a number of organizations have shown in Matria in terms of acquisition possibilities are evidenced of our long-term commitment and progress in the development of those technology assets.

Now, I want us to take a minute to review how Matria’s technology and processes can contribute to changes that must take place to bring Americas healthcare into the “information integration age.” First, Matria has developed proprietary intellectual property and technology that cleanses incoming data that we receive from healthplans, PBMs, labs and other sources. The system normalizes the data so it’s clearly defined by patient and by encounter with the healthcare system. The nurses in our call centers use this information as they have data encounters with the 1 million plus patients that we care for annually. In turn our nurses add to the data which we have already collected, cleansed and normalized. When it comes time for Matria to prove for our employers and heathplans what actions we have taken with their employer plan members, we have the data. No one in America today has a depth of clinical information stored on patients with chronic and other illnesses like Matria has, unless it’s a major staff model HMO. Given that level of information if we found effective ways to move that information to physicians routinely, then we’ve begun to “break the code” in making massive improvements in efficiencies in the health care system. Combining with other technology partners such as Microsoft, Cisco and IBM we can help eliminate the efficiencies and in the paper system we have today. If someone understands the technology Matria has developed and utilized on a daily basis, and the potential the information data has in terms of improving healthcare system, then they can understand how an organization like Inverness Medical views Matria.
Now, let’s focus on Inverness Medical and review what Ron Zwanziger and his executives have developed over the last five years. Please recall that Inverness executives developed and sold their first company to Abbott for a profit of $880 million and then he turned around and sold their second company to Johnson & Johnson, for approximately $1.3 billion. Inverness Medical is their third company. They are extremely experienced and knowledgeable healthcare enterpernual executives. They’ve been quite visionary in their previous pursuits. Frankly, we have a similar track record with some of the executives at Matria Healthcare. Therefore these two executive groups certainly should have something to contribute relative to the vision for improving healthcare processes. This common vision should be given consideration because the experience and successes of the two executive groups is exceptional. What Inverness Medical sees that will be beneficial to their organization from Matria and the other two companies they have recently acquired, Alere Medical and Paradigm Health, is a health management organization that has the technology and clinical processes to make meaningful change in the way patients interact with the healthcare system. The vision that Ron created at Inverness is a development of an array of rapid diagnostic tests that allow a physician to obtain more timely information on a patient’s status which should facilitate more timely diagnoses. If patients were able to obtain tests at home or in a physician’s office as opposed to waiting on lab results, accurate care will be delivered in a more timely fashion. If that information is available to a health enhancement, disease, wellness or other management organization it will improve outcomes. This rapid test availability will eliminate duplication of tests, it will reduce the errors associated with testing as it is fed into the systems for health management where accuracy of the data and cross checking information is assured, and it will speed up the receipt of clinical data, making the diagnostic results available to disease management and other health management organizations in real time, eliminate duplication of tests, reduce errors associated with reporting of potential results and speed up the receipt of the clinical data enabling more targeted and timely interventions. Therefore having a health management organization like Matria, Alere and Paradigm, who each interact with thousands of patients daily and would have immediate access to rapid diagnostic tests of the type Inverness has developed would be very synergistic. From Matria’s standpoint, our nurses are constantly working to obtain accurate and timely information on patients. We believe that our employer and health plan clients would like to be able to provide more timely and accurate information on their employees and plan members, which would totally integrate health process between physicians as well as the individual consumer.
Now, from Matria’s standpoint we finished up 2007 with an EBITDA before share-based comp of approximately $90 million Where we are trading today gives us an EBITDA multiple of a little over 8. For a company that is a leader in its sector of healthcare, a company that has developed intellectual property and technology that will assist with the healthcare transformation, and a company that has a customer base that Matria has, it is incredible to have our shareholders think that Inverness is not very committed to having this transaction be consummated. Inverness has pointed out that the transaction will be accretive to their 2008 operations. The other two disease management companies Inverness acquired will complement significant activities of all three of these organizations. Those synergies have certainly been taken into account. Matria’s management team and operating infrastructure have certainly been considered. If Matria’s shareholders will simply consider Inverness’ track record over the last three years in terms of growth and innovation and understand reasonably well the synergies from this combination there will be no question about Matria’s shareholder vote. Matria’s management team is extremely excited about this combination and the opportunities that the other Inverness assets bring to the combination. Inverness shareholders had valued their stock at over $60 per share until Inverness began its acquisitions in the health management area. I believe the progress that Inverness is making will quickly be recognized again. If that’s the case this transaction will not only be accretive to Inverness but will be extremely beneficial to Matria’s shareholders. I am personally looking for to becoming an Inverness shareholder because I recognize a significant opportunity in healthcare and a very talented executive team. I am also very positive on what the new “health management enterprise” will mean in itself as well as being able to contribute to the growth of rapid diagnostic tests for Inverness Medical. As an example of health management processes and constituents that can play a role in this new paradigm I’ve asked Dr. Marty Olsen to discuss for a few minutes, a hypothetical patient and his future encounter with the healthcare system using this new management entity and their partners and potential partners. So, bear with us for a minute while Marty gives you a hypothetical case study.

Dr. Marty Olsen - Matria Healthcare - EVPof Clinical Business Development
Thank you, Pete. I will outline the profile of a typical heart failure program participant and how the addition of the Inverness suite of rapid diagnostic products and services to an integrated system of care, can significantly improve access to care, quality of care and reduce total healthcare costs. A typical heart failure program participant is a 62 year old male with congestive heart failure, hypertension, atriofibrillation and we’ll call him Fred for today’s example. Our center nurses outreach to program participants for assessment, education, behavior modification and coaching opportunities and these are all focused on the delivery of evidence based care. Our nurses also utilize telemedicine technologies when indicated to obtain both subjective and objective data from the home to monitor and manage these program participants. In this case example the center was alerted by the telemedicine in-home technology which obtains weight, blood pressure and other vital measures that Fred had experienced an upward trend in blood pressure and weight over the past two days. Our center nurse reached out to Fred to confirm these increases in blood pressure and weight and to assess any other associated signs or symptoms. During this discussion, Fred reported having an acute head and chest cold, sore throat, flu like systems and some shortness of breath for the past two days and getting worse. Fred indicated that he was self medicating himself with an over the counter oral antihistamine and nasal decongestant. Our nurse suggested he see his primary care provider for his cold and flu symptoms, but Fred refused because he could not take time off work and Fred indicated that the physician’s office is always so busy. When you do get an appointment it might take hours to be seen by the doctor, then you have to go to the pharmacy to get your prescription filled, I could miss an entire day’s work. As an alternative the to the primary care provider our nurse recommended that Fred visit the local convenient care clinic affiliated with the congestive heart failure program that same day after work and Fred agreed. Unsure of what caused the recent weight gain and shortness of breath Fred was also referred to his cardiologist for evaluation and follow up. Our nurse notified the convenient care clinic, the primary care provider and the cardiologist of Fred’s status and plan. While our nurse had the cardiologists office on the phone providing this update it was recommended that an Inverness triage BNP rapid diagnostic be utilized to risk stratify and assess the severity of Fred’s congestive heart failure. Our nurse also informed the cardiologist’s office that we had no record indicating that Fred’s atriofibrillation, anticoagulant therapy had been checked recently and recommended the anticoagulant therapy be monitored either in their office or in Fred’s home with an Inverness PT/INR rapid diagnostic. After work that same day Fred was seen by the nurse practitioner at the local convenient care clinic. An Inverness Strep A Exact II rapid diagnostic was utilized to evaluate Fred’s sore throat, an oral antibiotic was prescribed and an appropriate over the counter antihistamine was also recommended. Fred had no co-pay for this clinic visit because the heart failure program, contracted by his employer, include a no co-pay incentive, when the preferred convenient care clinic was utilized. The employer’s incentive program also allowed Fred to earn debit card dollars by participating in employee sponsored health and wellness programs. These debit card dollars could be used for non-prescription purposes at the preferred pharmacy. Fred got his prescription filled by the preferred pharmacy, which was located at the same facility as the convenient care clinic. Fred also picked up the recommended OTC antihistamine and several other products while his prescription was being filled. Fred purchased these non-prescription items with his employer-sponsored debit card and earned incentive dollars. This case example highlights how the addition of an Inverness suite of diagnostic products and services to the suite of Alere, Paradigm and Matria services, can significantly impact the delivery of evidence based care to the whole person. In this case, Fred’s acute and chronic conditions were evaluated and addressed in a timely manner. Untreated, these conditions could have resulted in significant clinical problems, missed time from work and utilization of emergency room and hospital resources. However, Fred got to see a healthcare professional the same day with no time off work and with no co-pay. Fred’s strep throat was identified and treated in a timely manner. Fred had his convenient care clinic visit and got his prescription filled at the same convenient location. The use of an inappropriate over the counter antihistamine and nasal decongestant was identified and and an appropriate alternative recommended and purchased at the pharmacy using employer-funded incentive debit card dollars. Fred’s weight gain was identified early and Fred was referred for evaluation of his heart failure. The absence of anticoagulant monitoring was identified and in home or in office anticoagulant therapy was recommended for Fred. This case example highlights how an integrated system of care including the Inverness suite of rapid diagnostics and the comprehensive suite of Alere, Paradigm and Matria services, could make Fred’s access to care easier and more efficient, improve the quality of Fred’s care and resolve Fred’s acute and chronic health issues in a timely manner avoiding costly use of emergency room and hospital resources.

Pete Petit - Matria Healthcare - Chairman & CEO
Marty, thank you. I hope Marty’s comments were enlightening. I realize the flow might be rather complex but that’s the nature of healthcare and hopefully you can see some of the new constituents that will become part of the total systems mentioned here, although indirectly, including Inverness Medical and their rapid diagnostic tests, who will play some critical roles as we move forward in taking some of the inefficiency out of the US healthcare system. I would like to introduce Tom Underwood, our President and Chief Operating Officer. Some of you have met Tom although he has not yet spent much time with our shareholders and analysts. Tom came to Matria last year to fill a need to have a very experienced business executive to be in a position of shepherding the company through the demands of becoming more technology astute from a management standpoint. I’ve said for the last year or so that Matria is really becoming a healthcare information technology organization due to the requirements of being a data management business. We sought an executive who had built healthcare information technology as businesses and had excellent management skills. We feel that that individual is absolutely Tom Underwood and his impact has been felt at Matria for some time; particularly since he stepped in the Chief Operating Officer role. He is an extremely focused individual and he knows how to manage business enterprise while focusing on the profit and loss statement while balancing other inputs, particularly technology. Tom?

Tom Underwood - Matria Healthcare - President and COO
Thanks, Pete and good afternoon to everyone on the call. I appreciate the introduction and the opportunity to speak with everyone today. As Pete has outlined we believe the future of our industry and, in fact, the impact our industry will have on the US healthcare system, will largely be determined by the level of information integration that we bring to the solution. I’ll spend the next few minutes briefing you on our technology plans that are either in the works or in the immediate future for Matria and, more importantly, how they will impact the healthcare system as we currently know it. Our technology plans can generally be broken into two categories. The first are those plans that are currently underway and are designed to improve the effectiveness of the health, wellness and disease management sector of healthcare. And the second category is those plans that are associated with the integration of Alere, Paradigm and Matria to take full advantage of each companies technology solution.
Let me first describe a few of the exciting enhancements that are underway at Matria and are intended to change the rules of the game, so to speak, to produce better outcomes for our participants and to further differentiate our technology platforms. First, we are developing technology that will bring a new and innovative way to touch our participants and interact with them in a more personal manner and on their terms using the modality that they prefer. Based on the science of behavioral change, we are confidant this innovation will improve the overall effectiveness of our programs. As an example, while telephonic outreach has been prevalent in our industry in the past, many individuals are more likely to interact with a clinician via a chat session these days. Adapting our outreach programs to include multiple modalities, that are participant specific, will improve the overall customer experience, and therefore improve overall outcomes. Second, by leveraging infrastructure tools from the likes of Microsoft and Cisco we are planning to deliver technology solutions that improve the connectivity of the participant, their physician and their pharmacist. And third we are planning to incorporate the Medical Home concept into all the programs that we deliver to our participants. We believe that our technology solutions can help improve the connection between patients and physicians by providing each of them with pertinent and timely information. And the planning of these three initiatives is currently under way at Matria.
Now in addition to these plans there are a number of technology plans associated with the integration of Matria with Inverness as well. As you probably know the overall plans for Alere, Paradigm and Matria to be merged into a single entity. The combination of these companies will create an exciting and innovative technology platform that will take our services even closer to the participant and their Medical Home. The integration of our platforms will be a critical first step. Leveraging our experience from previous acquisitions we will consolidate platforms and incorporate the best features of each. And this will be a high priority for the organization that will be accomplished as fast as humanly possible. One feature that will definitely be expanded is Alere’s concept of in-home participant monitoring for heart failure patients. We believe the realtime nature of this data combined with clinical intervention when warranted is the model of the future for CHF and other chronic diseases. We believe this concept of gathering data from patients in realtime from their home or worksite and sharing the interpretation of this data with a participant and their physician, is the best model to manage an individual’s health and is an integral component of the Medical Home. In fact, our Women’s and Children’s Health group has been using telemedicine from the home for over 20 years and that experience combined with the Alere experience, will be the basis for our platform going forward. And in a similar fashion, our Women’s and Children’s Health organization will benefit greatly from the introduction of Paradigm’s NICU solution, which will become a natural extension of our Total Maternal Newborn Solutions. The seamless integration of these products will provide the best outcomes for our maternity patients.
And finally, it’s clear to us that the introduction of physician office and home based diagnostic capabilities from Inverness and the incorporation of the data derived from these capabilities into the care plans that we implement for our participants, will be a significant and innovative approach to managing and improving the total health and wellness of the populations that we manage. And so, to wrap it up as you ponder the magnitude of the technology plans I’ve just described, I am hoping you will see the direction we’re taking and the possibilities that will be created by successfully delivering on these plans. We intend to leverage the technology platforms of Matria, Alere and Paradigm, to deliver exciting and innovative changes to the US healthcare market. Pete?

Pete Petit - Matria Healthcare - Chairman & CEO
Thank you, Tom. We’ll let Jeff Hinton now bring you up to speed on some other matters and Jeff, I don’t think, needs much of an introduction. He has interfaced with most you for a couple of years here now.

Jeff Hinton - Matria Healthcare - CFO
Thank you Pete. I would like to start with some summary comments on 2007. Matria finished 2007 with revenues of $352 million, a 5% increase over 2006, and EPS of $0.96 per share an increase of 13% over 2006. EPS before share based compensation, totaled $1.32 for 2007, an increase of 22% over the $1.08 realized in 2006. As Pete mentioned, EBITDA before share based compensation also improved to $89.6 million, for ‘07, up 8% from the $82.6 in 2006. Our free cash flow, defined as cash provided by continuing operations minus CapEx, totaled $48.2 million for 2007, or $2.21 per diluted share. Our ability to produce free cash flow more than twice the amount of GAAP earnings, speaks to our strong cash flow characteristics and working capital management. DSO was down to 47 days, a seven-day improvement over the same point in 2006. After closing the CorSolutions acquisition in the first quarter of 2006, our ratio of debt to total capitalization was 64%. During that two-year period, our operations that funded debt prepayments and earn out obligations for MiaVita and WinningHabits, totaling $90 million. An additional $145 million of debt prepayments were made with the proceeds of the sales of Facet technologies and Dia Real 2006. As such our debit to capitalization ratio has improved from 64% to 45% at the end of 2007.
During the fourth quarter our revenues of $88.5 million did fall about $3 million below our guidance range of $91.5 million to $93 million, and EPS of $0.24 was also $0.06 below our range of $0.30 to $0.34. The largest single event contributing to that shortfall was the failure to implement a product up-sale with Great West, as we had planned. At this time, we do not know if this is a delayed implementation, a missed implementation or eventually a much larger implementation. We believe that Great West’s decision was due to events surrounding their pending acquisition by Cigna and in no way reflective of their assessment of our value proposition or their desire to work with us in the future. Our Women’s and Children’s Health business finished the year strong with revenues increasing $1.6 million in the fourth quarter, or 6% over the third quarter, in what is normally a flat or down fourth quarter. As Pete has mentioned on prior occasions, Matria does face challenges in 2008. The most notable challenges are the loss of the Wal-Mart account, announced to you in June of last year and a loss of several ASO accounts with national healthplans, that successfully carved some of them back in. At the same time we continue to see strong demand for total population health solutions by employers and regional health plans facing competition from national rivals. We also see national health plans coming to us to improve their offerings in specialized areas such as oncology, wellness, and maternity.
Having conducted numerous calls to shareholders over the last seven years I know you have many questions about events that have occurred in our healthcare sector. Certainly one event related to our industry that has been poorly received in the market, has been the decision by CMS to terminate the MHS Phase I pilot on its scheduled terms. Those of you who are familiar with Matria know that we did not receive one of the MHS pilots because our price quote was too high. We recognized during the bid process that the Phase I program design would require a clinical component that was much higher than our customary commercial programs. That has certainly been the case. However, that does not negate the clinical improvements that can be achieved. And that being said none of us truly believe that CMS will ultimately abandon the quest to measurably improve quality of healthcare as the DM industry has consistently done in much larger commercial populations. These programs have consistently identified and removed care gaps and improved outcomes and cost trends for our clients. Therefore, despite not having participated in Phase I, we still see a clear and present danger if CMS does anything less than aggressively pursue quality improvement initiatives and therefore we see a viable long-term opportunity for our industry. Additionally last week was a difficult week for managed care providers. Billions of dollars in market capitalization were lost as health plans admitted to difficulty in improving medical loss ratios and enrolling target populations. Inflation data continues to indicate that medical costs are growing more rapidly than other costs in general and healthcare spending expressed as a percent of GDP continues to climb. We believe that Matria as a technology leader in the DM industry is best suited to participate as part of the solution to these problems and help deliver outcomes that are better than the industry in total and enable our customers to differentiate themselves in the marketplace. Therefore, despite the CMS announcement and concerns about the health of the managed care industry we believe that the disease management industry has a bright future. What’s more, Matria is a talent and asset- rich company, that is uniquely positioned to play a major role in that future. Now, I will turn the call back to Pete.

Pete Petit - Matria Healthcare - Chairman & CEO
Thank you, Jeff. Well, you’ve been patient through about 35 minutes with us. I know there’s a lot of information thrown at you. And a good bit of information from one extreme to the other. We think probably the most valid way we can help you at this point is to open the call to questions and answers and we’ll try to be as open and specific as we can but I will give you fair warning, there’s going to be some things, you — we’ll probably not be able to answer the question as specifically as you’d like. We’ll open it to Q&A now.

Operator
Thank you, sir. (OPERATOR INSTRUCTIONS) Michael Glynn, Credit Suisse.

Michael Glynn - Credit Suisse - Analyst
Thank you. Your comments suggest that some of the events that have happened recently do not affect the long-term value of disease management. With that in mind, can you comment on the original head line price of $39 for this transaction and kind of justify that if you’re satisfied now with the deal, the price a lot lower given the (inaudible) in Inverness’ stock?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, Mike I would refer you to some of the analysts reports that came out 60 or so days ago. I recall one by Brooks O’Neill that laid out, I think, a very clear value analysis of Matria. And also it used not only metrics associated with recent acquisitions of health dialogue and Inverness’ acquisitions in terms of EBITDA multiples but other value analysis of the constituent pieces. So, there’s not many stocks out there today that haven’t seen a decline in value in the last 60 to 90 days. In our case it’s been perhaps more dramatic. But a number of those kind of factors have been affected by the Inverness stock decline because of the way the Inverness shareholders took a look at the particular step of Inverness over into the health management area. As executives at Matria healthcare, we applaud, because we think we fully understand Inverness’ focus in this area. We’ve tried to delineate today the major changes that are taking place and will be begin to happen very rapidly in healthcare when you see the type of the technology companies like Microsoft, Google and the rest of the companies getting in. You have just seen an announcement today in terms of Walgreens making further commitments into this area. Those of us that have gotten a lot of experience over the years where healthcare has been and hopefully we can see where it’s going, feel very comfortable with what’s happening here and just because we have a temporary decline in Inverness shares and our shares doesn’t mean that the value is not here and won’t be here in many times over in the future.

Michael Glynn - Credit Suisse - Analyst
Yes, understood. And interesting to hear you comment on Google and Microsoft. Do you view them, potentially down the road, as becoming competitors, maybe a lower cost version of disease management? I understand you have some sort of a partnership with Microsoft. But their ability to deliver technology seems to be something that will be quite valuable given your vision of the healthcare system, and it seems like Google and Microsoft’s hold of the technology world, they could become competitors to a traditional disease management company like Matria.

Pete Petit - Matria Healthcare - Chairman & CEO
We view both of those organizations as extremely astute technology companies and I think they view us as extremely astute clinical organizations. They will be laying the tracks for this integration process. They will be laying the storage capacity for it. But, they are going to be looking to organizations like Matria Healthcare to put the applications on top of those tracks to make it flow. Now Microsoft, because of our relationship there, is keenly aware of the fact that moving inaccurate clinical information around the system and through their HealthVault, will be a kiss of death. They understand clearly that clinical information once it’s in the HealthVault and once the physician has access to it through permission of the HealthVault owner, has got to be good, accurate clinical information. And those are the kind of roles that Matria can play very clearly here. We’ve spent five years or more developing intellectual property and technology to cleanse clinical data. And I think we’ll play a key role there. So, we view these companies — and I think the way to view them, is the fact that when they decide to step into a segment of healthcare, there’s change taking place. Massive change and it’s going to take place quickly once they begin to put their resources into the battle here. So, you have to understand what’s going on in terms of the massive change that’s under way and the only way we’re going to get costs out of the system and improve the efficiencies and effectiveness of the system, is through this kind of technology partnerships and that’s how we view it. We view it as partnerships.

Michael Glynn - Credit Suisse - Analyst
Okay. Thanks, Pete.

Pete Petit - Matria Healthcare - Chairman & CEO
Thank you Mike.

Operator
And we’ll take our next question from Brooks O’Neil with Dougherty & Company.

Brooks O’Neil - Dougherty & Company - Analyst
Good afternoon, thanks for taking my question. This is (inaudible) sitting in for Brooks O’Neill. Pete I just had a quick question, kind of a follow up on Michael’s question, on the other potential bidders during the bidding process. In the S-4 filing, there was indication there were two other strategic bidders and one financial acquirer. In the event the Inverness deal does not go through, what are your thoughts on then coming back with another offer?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, first of all I can assure you that we have no expectations of our Inverness transaction not going to completion. Even though as we sit here today the two stock prices are down and you can say well, my goodness, there is an issue. Nothing’s really changed fundamentally with the value to Inverness or ourselves or our shareholders, that time won’t correct. So, from that standpoint, we don’t think something is going to derail it. I know for a fact Ron Zwanziger is very, very committed to this transaction. I’ve heard him tell shareholders that and he’s told us that and I think he is because there’s very, very strong reasons for him to be. He sees where healthcare is going and I think he’s constructed a vision here that’s very clearly aligned with our vision. So, I don’t think that’s going to happen. If it did, you know, I’m not in a position today to comment on the other players. We don’t have contact with them. Legally we’re not supposed to have contact with them. But, if someone came to us, of course that’s fine. But we just don’t see us ending up going down that path.

Brooks O’Neil - Dougherty & Company - Analyst
Thanks for the color. One more question, you commented on the Walgreens acquisition of DMX. How do you see that changing the landscape in the health and productivity management marketplace?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, about a year ago I began to talk about — maybe a year and a half ago, our industry, meaning disease management and wellness going through a transition. I used a word of that nature because frankly I didn’t understand fully, exactly where everything was going but I’ve been around long enough to recognize when things are changing and you heard us talk a lot about channel partners. The early movers had already stepped into disease management, meaning our customers. But 10,000 companies out there in America need what we do and their employees need what we do. So, I started talking about the moves we were making in terms of channel partners. We highlighted Unum, for instance, and what Walgreens became a partner for us in that process. So, there’s a move of foot to — well, I’ll call it broaden the footprint. Another way I’ve put it we’ve been going very wide with all our clinical programs for years. We now need to go deep based on technology and broadening the footprint. Walgreens stepped out today. They are very aggressively opening clinical operations in their retail stores and now they stepped over into occupational medicine facilities at employers. It clearly shows you that not just Matria, not just Inverness, but people are beginning to really understand how American healthcare has to change are beginning to broaden the footprint, beginning to get to the employers in ways that we’ve never gotten to them before. And when you do that you must connect everybody. You can’t just have these silos because we will stay in the same mess we are in now. You’ve to have technology to move data around. As Marty Olsen was describing a minute ago. He presented a hypothetical case but we’re really not that far a way from being able to do exactly what Marty was talking about. And it all rides on the rails of technology.

Brooks O’Neil - Dougherty & Company - Analyst
Thanks for the color. I appreciate it.

Operator
We will take our next question from Glenn Garmont of Broadpoint Capital.

Glenn Garmont - Broadpoint Capital - Analyst
Thanks, good afternoon. Pete, in the event that this deal is not approved by Matria shareholders, and it sounds like you believe it will be, but in the event that it’s not, are you prepared to continue to sort of go it alone here? I mean, what has been — at the end of the day, what has been the impact of this process on your sales and your pipeline activities? And is that a scenario in your mind if in fact you can’t sell this deal to the Matria shareholders at the current valuation?

Pete Petit - Matria Healthcare - Chairman & CEO
Glenn, I think number one, we’ve been through a process that started last Fall. So, we’ve been busy with “extra things,” at a time where we’ve always been quite busy. We do have some deals that are sort of sitting on the back burner waiting on the final closure to this transaction. At the same time we’re busy trying to convince those customers that the advantage to this transaction and the fact that Inverness is a quality organization. They’re having conversations there so that we’re trying to eliminate any over hangs there. It hasn’t, I’d say, affected us to the point that if this transaction came apart we are going to have a lot of Matria executives going into hibernation or anything like that, but I would expect, because what have I’ve said previously and I’ve said for the last year or so, this industry, meaning disease management wellness, is entering a phase of its growth where partnerships are extremely important, a bigger footprint is extremely important. To take all the things that we’ve done for many years here and try to do something like Microsoft is doing, we can’t. We just cannot. We don’t have the bandwidth, assets or anything else. We have to partner. So, I think there’s reasons there’s consolidations taking place in the industry and they make a lot of sense. So, I think we’d find our partnerships in one way, shape or form and maybe if this somehow didn’t play out we would find another relationship to partner with in one way, shape or form.

Glenn Garmont - Broadpoint Capital - Analyst
Pete, let me just ask you a quick follow up. I understand the market has been very weak but Inverness stock is certainly off more than the market on a percentage basis since this deal was announced. In your opinion, what are their investors not getting or what are they not comfortable with in terms of this combination?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, I’m going to speak from my personal views here. And I’ve been around public companies — we’ve been public since 1981, so I have a lot of experience, I’ve seen a lot of deals, a lot of transactions. I’ve seen the street go through lots of phases. Inverness had a great three-year plus track record of continuing to please their shareholders in one particular sector of healthcare. And in Ron’s case, I think he clearly understands where healthcare is going. He constructed a vision associated with that and stepped off rather suddenly into that vision with two little small steps and then one big step. And at this point probably didn’t take — have the time to fully convey to his shareholders where is all this was going. And at the same time that was compounded by the fact that the market was unsettling, to say the least at the time. So, there’s been a dramatic drop in its valuation. What they are doing and his fourth quarter numbers if you dig under there in the right way, you’ll see they’re continuing to make great progress and anybody that was listening on that call is worried about Ron and his experienced executives letting G&A dismantle what they’re doing, I think is an incorrect thought. They’re just not going to do that. They’re experienced very successful executives and if you have a temporary G&A situation arise, it gets corrected and gets corrected quickly. So, I have great faith in those executives as experienced business people and I’m willing to leave my equity in Inverness for an extended period of time because I feel strongly about what they’re doing and how they’re doing it. Just because temporarily they are a bit misunderstood and that doesn’t bother me because I know the story and what they’ve created is intact, it’s compelling and they are doing some very exciting things in the area of rapid diagnostics.

Glenn Garmont - Broadpoint Capital - Analyst
Okay, thanks for the comments, Pete.

Operator
And we’ll move to next to Newton Juhng with BB&T Capital Markets.

Newton Juhng - BB&T Captial Markets - Analyst
Thank you very much. Gentleman, I had a question basically geared around the, Tom’s comments about consolidation of platforms. I’m wondering, one, are you planning on integrating the databases here, I know that your data platform you’ve touted it quite a bit in the past and I’m trying to understand as you’re bringing on Paradigm and Alere how we should be looking at the combination?

Tom Underwood - Matria Healthcare - President and COO
Good afternoon, this is Tom. Absolutely we could would intend to do data integration as well as the platform integration. In order to really see the synergies of the platforms and to take advantage of the features functionality of each platform that would be necessary.

Newton Juhng - BB&T Captial Markets - Analyst
So, off of a single database.

Tom Underwood - Matria Healthcare - President and COO
That would be our intent, yes.

Newton Juhng - BB&T Captial Markets - Analyst
To me that’s a pretty — as a person who’s followed some of the healthcare IT space, that’s a pretty complex integration that needs to be done in order to get that to happen and I understand that you are trying to do it as fast as humanly possible but just an understanding what needs to be put together here we’re really looking at a pretty big heavy lift. I think, from the people that I’ve talked to, that’s definitely been a major concern about whether or not it’s going to be done in a time frame so that they’re going to be able to recognize those synergies that you’re looking for. Any comments as to kind of the plans on this front and the time frame that people are looking at?

Tom Underwood - Matria Healthcare - President and COO
In terms of the specific approaches, because of HSR, where we are with that process, we can’t get into too much detail in terms of the details of the planning. However, we would intend to use, first of all, not only the combined technical resources of the three companies, but also we are looking at using some outside help as well and we think that what we’re going to do is pull together the best and the brightest and we do understand, by the way we do agree that it is, it’s going to be a big effort, there’s no question about it. But it is absolutely doable and we’ll get it done as soon as possible.

Pete Petit - Matria Healthcare - Chairman & CEO
Newton, this is Pete, let me make one comment that may help a little bit. When you start talking about integrating databases, the clients, meaning employers or health plans, are interested in one thing. That is, they write you a check and they want to clearly understand what you’re doing clinically with their employees or plan members and what the financial impacts are. And that’s where we’ve excelled because a lot of our competition still is struggling with being able to do that. So, when we say integrate databases, Alere has certain customers, Paradigm has customers and we have customers. Because of our employer base we have a lot more customers than either they do even combined. They’re mostly health plan focused. So, the integration piece really relates to the data that comes out at the back end per individual client, employer or health plan. So, while it is massive, it’s not something we just haven’t gone through over the last two years here as we integrated Cor and Matria. And the idea of a huge, huge database is daunting but it still comes down to, a quarterly report that goes out that’s accurate, meaningful and customer by customer.

Newton Juhng - BB&T Captial Markets - Analyst
Pete, I understand that. I guess I look at it, though, I was under the impression that Cor wasn’t truly integrated down to the database level and to put that across, with the addition of Alere and Paradigm was a bigger lift than what you did on the integration process, otherwise it would have taken longer for you guys to get core completely into the fold. It’s really just about the cost synergy that’s possible when you get everybody down to a one database versus not on a single database and having the connections built in for the integration. But we’ll move on here. I guess the other question I just had was around Jeff’s comments, the loss of certain ASO contracts that the national health plans brought back into the fold. And I was just wondering if you could give us a little detail there as to how you view that business going into the quarter and whether or not that’s something that you expect to see continuing going forward?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, this goes back into 2007, it isn’t into just the quarter. About a year ago the big three health plans began to show up in the employer bidding process and frankly to start with it kind of surprised us. And we couldn’t quite figure out how they could show up with basically very little in the way of credentials in terms of outcomes and experience, et cetera. But we found out that they were talking to the employers on the basis of, well, we’ll guarantee certain cost trends, et cetera, et cetera. Well, I think what happened last week was some of these health plans is they’ve begun to perhaps extend themselves in those kind of ways and they’re not able to control the cost trends as they thought without very, very substantive experienced and technology rich disease management offerings. We’ve recently announced, we didn’t give the name, of one of the largest health plans in the country, a contract with them. It happens to be not for our full vote of services because they already have some of those but it’s for one of our very specific programs. So, I suspect that some of that will continue. And we have to be prepared for it. On the other hand some of it will run its course because it doesn’t take but about three months of a bad report where the numbers don’t foot and an employer can’t understand what you’ve done and things start going south on you. Believe me we have more experience with that than anybody in this country. And the employers today along with the benefit consultants are very astute in terms of looking at the quarterly reports that they want to see now. We used to give them annual reports and now they’re down to quarterly reports, some of them are actually monthly. They want to see those reports and they want to see the data foot. If you’re showing certain clinical outcomes by employees and plan members, they want to see the data foot for the financial results. And if it doesn’t you are going to be called on the carpet and there’s going to be actuaries living with you and it’s not a fun process. So, things have gotten very, very complex and astute in this sector of healthcare and you better know what you are doing. If you get a contract and within a matter the first few reports have come out, if it don’t fit together you are not going to hold the contract.

Newton Juhng - BB&T Captial Markets - Analyst
Okay, Pete, thanks for those comments, and good luck getting the deal closed.

Operator
And we’ll go next to Lynn Podolsky of Piper Jaffray.

Lynn Podolsky - Piper Jaffray - Analyst
Hi, thanks very much. What are your existing customers, particularly some of the bigger ones, telling you on this acquisition?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, frankly, we’ve had the normal conversations with them and there really haven’t been too much of a concern or angst or anything else business it’s just business as usual.

Lynn Podolsky - Piper Jaffray - Analyst
What’s the status of the Walgreens partnership, given your strategic direction, and then the strategic direction that they’ve announced today?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, I think the announcements they made today, we somewhat expected it. It was a natural (inaudible) of where they wanted to go. And the connectivity and integration associated with the Ocmed clinics is something that’s going to have to be done. Some of the things we are doing with them already will align with that. But some of the future things are yet to be determined.

Lynn Podolsky - Piper Jaffray - Analyst
Okay. Back when you acquired CorSolutions I think the market slowed down beyond existing customers, I think some benefit consultants were a little hesitant to work with the company undergoing an integration. What do you see happening with the integration of three companies between Alere, Matria and Paradigm and does Inverness and then Matria have any plans to deal with that?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, it’s really two different sets of issues. When we acquired CorSolutions they had a number of employer customers as did we. We were the two leaders, number one and number two on the employer is side. And that’s where the benefit consultants have influence. Paradigm and Alere primarily have contracts with health plans. So, we don’t see an issue there and what happened, we were putting the two — the number one and two companies together and the employer space was disruptive to the RFP process that the benefit consultants conducted. And they had to make their adjustments. But in this case we don’t see those kind of disruptions becauserwe’ve really it’s still Cor and Matria, we’re doing exactly what we’ve been doing for two years, now combined with two organizations that are focused primarily on the health plan side.

Lynn Podolsky - Piper Jaffray - Analyst
Okay, great. Thanks.

Operator
And we’ll go next to Chris (Sesony) of Eagle Asset Management.

Chris Sesony - Eagle Asset Management - Analyst
Good afternoon, could you tell us in your opinion whether if, today Matria and Inverness were together, what impact it would have on the strength of the proposed offering at the time of an RFP? And I guess what I’m getting at is to me either this makes sense at the level of customer or it doesn’t.

Pete Petit - Matria Healthcare - Chairman & CEO
Chris, that’s a great question. Let’s break it down though in to the two customer categories, employers and health plans. The strengths that Alere and Paradigm bring in the health plan area will just reinforce the strengths that we have there. Ron Geraty has spent a number of years working with health plans, very skillfully with Alere. And Paradigm had some very interesting and productive health plan contracts, too. So, on the health plan side while those don’t always come to us in an RFP format, I expect our ability to market to the health plans is enhanced considerably because of the three organizations coming together and Ron Garrity in particular, his experience added our experience. On the employer side, I think the key issue there is, and it’s beginning to I think sink in, that Matria and Cor have done an incredible job, it certainly wasn’t perfect by any stretch in coming together and assembling the best employer programs in the industry. In fact that’s why health plans are talking to us readily today is because we’ve already been out there and done the homework and developed the technology to make employers comfortable with what we do and the reports that come out of our system. So, on the employer side it will be business as usual enhanced by the fact we’ve got a parent company that has some unique diagnostic tests that will be integrate in the some of the things we do that will improve the way we can care for their employees and move information around faster and get information quicker. So, from that side we see some real synergies. Tom?

Tom Underwood - Matria Healthcare - President and COO
Also Chris as you know when it comes to proposal time differentiation is many times the key and when you take the in-home monitoring, combine it with in-home diagnostics and you take the program breadth that’s going, that will be present with, after the combination, I think we’ll have a real clear differentiation in the market and I think that’s real key to winning deals going forward.

Chris Sesony - Eagle Asset Management - Analyst
And so just on that subject, if today you had this combined entity with Inverness and was offering the differentiated strategy of these rapid diagnostic tests and the concept of the medical home, does it appear to you that the customers, whether they be health plans or weather they be employers, understand the impact that effectively realtime or more rapid information coming from the diagnostic tests combined with the disease management capabilities can make in terms of preventing very high cost episodes like a congestive heart failure going to a hospital instead of receiving a diuretics, preventively, as their weight starts to creep up?

Pete Petit - Matria Healthcare - Chairman & CEO
Chris, I think the clinicians and researchers in our organizations will make that very clear with some of the white papers we continue to publish and that sort of thing. But even at the benefit manager level in corporate America, the things we are talking about ring clearly with them. You don’t have to have a clinical degree and MD after your name or PhD after your name to understand what this kind of movement of information rapidly can mean and what it will translate to in terms of improvement in health status and cost savings. So, we’re very focused on that. Now let me say this. We have yet to begin to really bring the horsepower of our organizations together on these kind of matters because of Hart Scott Rodino. We’re all getting in the starting gates here and were getting anxious and ready to go but there’s some real quality talent in all of these organizations, believe me, and it’s just yet to be brought to bear on some of this.

Chris Sesony - Eagle Asset Management - Analyst
Okay, my final question is just, when does the selling season really get underway in ernest for the ‘09 year?

Pete Petit - Matria Healthcare - Chairman & CEO
It’s already underway. We’ve RFP’s in hear that have January 1 start dates and we are in finalist negotiations on some of those, so, it’s underway.

Chris Sesony - Eagle Asset Management - Analyst
Okay. Thank you.

Operator
And we’ll go next to Carl McDonald of Oppenheimer.

Carl McDonald - Oppenheimer - Analyst
Thanks, I wanted you to go back to the comment you made about health plans taking on some more of the disease management contracts and how that could have led to some of the cost pressure last week. As I understand — plans do that mainly on an ASO basis, where they put some of their fees at risk rather than a direct risk contract, so I was just a little confused how that could a lead to some of the cost pressure?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, if they make guarantees in getting that ASO business, that they will put their fees at risk on the ASO contract, that’s how it would come back to bite them.

Carl McDonald - Oppenheimer - Analyst
Okay, so it would reduce fees but it wouldn’t actually put any pressure on medical costs.

Pete Petit - Matria Healthcare - Chairman & CEO
Yes and depending on how they put that push that through the profit and loss statement.

Carl McDonald - Oppenheimer - Analyst
Okay. And then second, I was just interested if you had any thoughts on why disease management sales seem to have slowed across the industry? Is it just a situation where this is a blip or is it a lot of large numbers, the industry has gotten to the size that it can’t maintain the same kind of growth rates or are you see less from heathplans or employers?

Pete Petit - Matria Healthcare - Chairman & CEO
First of all I don’t think it’s an interest issue. What’s happening is, I believe, the focus is getting disbursed, it used to be everything that came at us was sort of a rifle shot, it was an RFP and it was very easy to quantify it. We’re in discussions now on some broad fronts partnership-wise as I mentioned, the footprints are getting broader. A lot of the employers are more inquisitive as they become educated in terms of what can go on here. Two years ago we didn’t have a lot of wellness and now everybody is taking a look at, well, I want to embed wellness and what does that mean, so, sometimes that slows processes up because decision making gets — slips out. So, I don’t think, as we see the industry today, we could say that there’s interest waning. I believe it’s interest education process taking place, people looking broader rather than narrower, therefore looking broader, it tends to slip the process out, but the aspect of the concept that disease management and wellness programs are losing interest. I just, I see no justification for that thought because when you see Healthways, its just ourselves and Healthways, when you look at two of us, you think well, revenues growth seems to be changing and dropping some of it is related to size but I just don’t think, with the number of deals we see coming at us, that there’s an industry secular change here. There’s a few more competitors, health plans are picking up some more of this, the question there, is how long will they be able to hang on to it. If continually, fine, if not, if they can’t produce results, that it will come back and get carved out again. I just don’t see an issue that says industry is in a state of decline.

Carl McDonald - Oppenheimer - Analyst
Okay. And lastly, Jeff, any guidance for 2008 in terms of sales EBITDA EPS?

Jeff Hinton - Matria Healthcare - CFO
No, Carl, we are not providing guidance today.

Carl McDonald - Oppenheimer - Analyst
Okay. Thank you.

Jeff Hinton - Matria Healthcare - CFO
Sure.

Operator
And we’ll take our next question from Constantine Davides of JMP Securities.

Constantine Davides - JMP Securities - Analyst
Thanks, Peter, Jeff, just to follow up on the earlier question, just some of your larger customers, maybe your top ten, any exercising of some change of control triggers there that you are aware of?

Jeff Hinton - Matria Healthcare - CFO
No.

Constantine Davides - JMP Securities - Analyst
Okay, okay. And then, just kind of a related question, the Q3 to Q4 decline and in disease management revenue, I apologize if I missed this, was that ASO business thats getting carved back in or was there any sort of larger customer attrition that we should be aware of?

Pete Petit - Matria Healthcare - Chairman & CEO
That was Great West, we highlighted that when the acquisition was announced by Cigna, they put all new programs at Great West on hold and we had a nice new program we were kicking off that got put on hold. And, Jeff, you go ahead and comment on what you said earlier.

Jeff Hinton - Matria Healthcare - CFO
Yes, that’s the case in terms of are you asking about the sequential move from Q3 to Q4?

Constantine Davides - JMP Securities - Analyst
That’s right, taking into account that you accounted on an up sell, but apart from that what other dynamics were at work.

Jeff Hinton - Matria Healthcare - CFO
Right, it was just a question of smaller things which would include some small ASO contracts and that’s primarily the issue.

Constantine Davides - JMP Securities - Analyst
Okay. Thank you.

Operator
And we’ll go next to Daryn Miller of Goldman Sachs.

Daryn Miller - Goldman Sachs - Analyst
Good afternoon, thank you. Pete, in your comments, it sounds like you feel pretty confident that the shareholders are going to approve this. Just curious on your conversations, do you feel, does it seem like they think they’re getting adequate compensation for their Matria shares?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, I didn’t say it that way. I think everyone’s disappointed including the Inverness shareholders with what has transpired here, as we are, but that doesn’t mean that whether you look down the road three months after the transaction or six months after the transaction we’ll all be smiling over it. And I think we just — that’s the way have I to view it as an investor and I hope I can convince our shareholders to view it the same way. With the current condition of the market nobody is happy with their portfolios and I sincerely hope our shareholders will understand the inherent value here that we brought to the table. Inverness recognized that back in January. There’s a lot of things have changed since January, but I recognized inherent value in Inverness and I hope our shareholders will also recognize that. And when these combinations come together some real interesting things are going to happen in terms of building for the future. So, that’s kind of the way I look at it. But I’m not saying I haven’t taken calls from shareholders that is aren’t disappointed. I’ve gotten some stern lectures on that subject.

Daryn Miller - Goldman Sachs - Analyst
Great. Thank you. And with the announcement that Walgreens had in their strategy they’re pursuing there, how do you think Matria would fit into that strategy if it does at all?

Pete Petit - Matria Healthcare - Chairman & CEO
Well, I used the word footprint earlier. Walgreens is clearly delineated. They’re in-store clinics. And now today they are stepping out to clinics on the employers sites. Disease management and wellness as we do it, at our level and our, call it, national class level, is very respected by Walgreens. They know us well. We know them well. We’ve partnered up. We work with them as our PBM partner and things like that. It goes way back three years ago we partnered with them in our bid for the CMS projects which of course we didn’t get but we were innovatively thinking at that time that, well, that the Walgreens pharmacist would be the clinical contact in the community. But CMS didn’t understand that at the time. Maybe today they are beginning to realize what a key element the pharmacist plays in this whole healthcare system. And what a key element a store can play. And if we can — if Walgreens or others, if we can connect up and have the technology to begin to take our disease management and wellness patients and find ways to say connect them through these pharmacy footprints and other footprints, some exciting things will happen in a hurry and that’s where we tend to be focused. While we look at one RFP at a time and we’re working with one health plan at a time. We are trying to sit back and take this big picture into account where the connectivity and these huge footprints has got to be made and we want to be playing in that, on those tracks.

Daryn Miller - Goldman Sachs - Analyst
Great. Thank you. And one last question. A little longer term, if you were to remain a stand alone company what do you think an achievable three to five-year EBITDA growth rate is?

Pete Petit - Matria Healthcare - Chairman & CEO
Oh, boy. That’s probably not fair to ask today. If you’d asked me six months ago, I gave those kind of numbers readily. But we’ve been so focused on other things that, since then a stand alone is probably something that we probably shouldn’t comment on today.

Daryn Miller - Goldman Sachs - Analyst
Okay. Thank you.

Pete Petit - Matria Healthcare - Chairman & CEO
Okay.

Operator
And we’ll take our next question from Jerry Nyman of Sparhawk Partners.

Jerry Nyman - Sparhawk Partners - Analyst
Okay, thanks for taking my question. We noticed in Inverness’ press release and again on the conference call that they plan to separate out the disease management businesses through some sort of a joint venture. That seems to make sense to us as investors as it would better delineate the company’s various business lines. Pete, can you comment on he progress that’s being made on that front?

Pete Petit - Matria Healthcare - Chairman & CEO
I really can’t because I’m not privy to those aspects of whats going on. I can surmise and simply say that the things that Inverness and Ron delineated there make sense but at the same time there’s no guarantees that a transaction like that would occur. Inverness executives are very experienced in financial transactions. They’ve done a number of them. They’re good at them. So, I expect if that’s something they view as something that would be beneficial they will get something like that accomplished but I don’t have any special insight there.

Jerry Nyman - Sparhawk Partners - Analyst
Okay. Thanks. Pete.

Operator
And we’ll take our next question from Mike Petusky of noble research.

Mike Petusky - Noble Research - Analyst
Good afternoon. I guess, Pete, today you guys have taken quite a bit of time to try to make the case that this deal makes sense and I think any fair objective viewer of the last six or eight weeks would have to say that there’s been a real failure on that count. You guys have been basically invisible for eight weeks and Inverness, their performances haven’t been the most impressive I’ve ever seen. Can you talk about just over the next six or eight weeks, I mean what efforts you guys are going to make or Inverness is going to make to kind of essentially, I guess, continue the process that I think was almost kind of just begun today?

Pete Petit - Matria Healthcare - Chairman & CEO
Mike, I believe we certainly understand, and when I say we it’s Inverness executives as well as Matria executives, understand the concern of shareholders with some of the communications and the quality of them and the level of them and the frequency of them. We initiated this call today because of a phone call we had from some of our shareholders last week or two saying, we’ve got a lot of questions but what’s worse is we know other people who have even more questions and you just need to hold a call and answer questions because there is a lot of complexity here, there’s a lot of compelling reasons to have a meeting and get questions answered and there’s a lot of innuendo and rumor that needs to be cleared up about the industry, about the deal, and about everything else. So, I think you will probably see us try to continue to this and I think when we get through Hart Scott Rodino, which hopefully will be this week, and a few other things behind us I would encourage Ron and his execs to come out with us and meet our shareholders and have some face-to-face meetings. Because I think on that basis everyone will begin to pick up the same vision that we have or I think sometimes maybe I happen to be the visionary here but I certainly see a tremendous value in this and our team does too and I know the Inverness people do. On the other hand we’re busy trying to do a lot of things and they are certainly busy with some complex matters and I know I’ve heard Ron because we listen to the calls he tends to say, well, just watch and it will play out. But at the same time it tries everybodies patience in this particular market, it’s wearing all of our patience out, so I think we’ll try to do more communications rather than less.

Mike Petusky - Noble Research - Analyst
Yes, well, I know you can’t speak for them but kind of just watch and let it play out I don’t think is cutting it and your stock price and their stock price I think says that. Alright. Thanks, Pete, appreciate it.

Pete Petit - Matria Healthcare - Chairman & CEO
Mike, thanks for your comments. I’m sure that they’ll feed back to Inverness.

Operator
And we’ll take our next question from Jason Miller with Twin Capital.

Daryn Miller - Goldman Sachs - Analyst
Yes, you keep mentioning this $39 stock price for the deal. But that includes a convertible that has a substantial premium in it, so the deal price really isn’t $39, it’s something less than that. And it says in the background to the merger that you turned down, cash transactions of $33 and I think $36. I’m trying to understand the rationale for that. And also, generally, get a better understanding for why you think the shareholders will approve it, given what’s happen to Inverness?

Jeff Hinton- Matria Healthcare - CFO
Jason, let me speak to a couple of the points that you raised and I’ll let Pete in on after that. First, of all I think the S-4 does not indicate that we turned down any offers if you read it carefully. There are expressions of interest at various stages of the party which Pete made reference to on the call. And as we move towards best and final offers those reached various stages of development but clearly Inverness stepped forward at that point. In terms of the $39 price, clearly that’s the combination of two things, $6.50 in cash and a liquidation preference of $32.50. That doesn’t mean that it will trade there. But it is liquidation preference of $32.50 over the common shares of Inverness that bears a preferred qualified dividend of 3%. So, that’s where the initial point comes from. We think it’s important to get the road show out to promote the power of these two companies in combination, to get the security registered with the SEC and it listed on the American Stock Exchange.

Daryn Miller - Goldman Sachs - Analyst
But, it seems the whole reason why they did the preferred was so that their shareholders wouldn’t have to do anything. So, I’m trying to understand, the $39 — how do you think about the value of the preferred?

Jeff Hinton- Matria Healthcare - CFO
You know, I think the market will determine that and frankly we are not in a position to tell you exactly what that’s worth. It will be driven by market forces and we’ve spoken to a lot of those forces today.

Pete Petit - Matria Healthcare - Chairman & CEO
And, let me — this is Pete, let me make a comment. If the situation, meaning the way our stocks are trading now doesn’t change much prior to the merger date, then that preferred will trade at a significant discount. As an investor if I figured that it was going to stay there indefinitely I wouldn’t be real happy. But I frankly don’t. I think Inverness in November was at a view by their shareholders from their value and I don’t know what is, frankly from an operational standpoint, has changed that, should have changed the view.

Daryn Miller - Goldman Sachs - Analyst
If you listen to their conference call you can hear why their shareholders change their view.

Pete Petit - Matria Healthcare - Chairman & CEO
Well, it’s because — what I heard was they stepped over into an area that wasn’t their main business focus. When I think once the concept that settles in here in terms of Ron’s vision, in terms of where healthcare is going and frankly it’s the same as our vision and I think, the same as some other people that we just talked about today, once people absorb the fact that healthcare is going through a rapid change and is not going to take many years for this to play out fully, people will begin to grasp the fact that Ron had the right vision. He was bold when he stepped out. Shareholders didn’t quite understand it fully. Over a period of months ahead I think they will and hopefully they will embrace it because we certainly do and I think when the operational performance begins to feed both entities it will be, I think, a clear vision that people realize it’s come down to operating results. Often as you know, visions sometimes don’t always work their way down to operating results. This one will I’m very conscious of that and I don’t like visions, I call them — if a person is not having a vision, they are has hallucinating. This is a vision and it will work its way into operating results and we’re confident of that.

Daryn Miller - Goldman Sachs - Analyst
Thank you.

Pete Petit - Matria Healthcare - Chairman & CEO
Thank you, Jason.

Operator
And we’ll take our next question from Chris Sesony of Eagle Asset Management.

Chris Sesony - Eagle Asset Management - Analyst
If I understand you correctly, as you look at the changes that are going on in the marketplace, if I understand this, it sounds as though the scope of the services that are being demanded by your existing and or potential customer has broadened and so effectively is that implying that the size of the contracts that you would land from these potential customers has gotten larger and in effect lengthened the sales cycle somewhat?

Pete Petit - Matria Healthcare - Chairman & CEO
I think that’s exactly what I was trying to say a minute ago. The breadth of what we do and can do for an employer and therefore a health plan, that turns around and presents it to the employer, has gotten broader and broader. And the more breadth, the more effectiveness of the program. So, there’s been this educational component, which I mentioned a minute ago, as this market begins to fully realize, this is not some little magic of getting all of our (inaudible) to sign up and all that, it’s a broad program that’s total population of health management today, it’s not just I want a diabetic program and I want a program for my asthmatics and I want this and that’s all I want. These programs are heading towards a total population set of programs which is a very comprehensive, complex product offering. And that in itself makes people step back and gather more information, sharpen their pencil and look for more data and information.

Chris Sesony - Eagle Asset Management - Analyst
Okay. So, on that exact point let’s divide up the disease management component of your offering from the wellness component of your offering. If I look at those two, there are two big levers that I see there. One is that it doesn’t appear that either you or Healthways or anyone in the industry is getting at enough of the patients that could benefit from disease management because it’s an (inaudible) in program and the same is true for wellness. And so I would like you to just discuss, because this to me is the pivot point in the entire industry, and that is, are we close to a point where health plans and or employers have the ability to, I’m going to use in quotes, “push”, an employee to participate under an “or else” scenario? Because that would lift the growth rate in your industry like nothing else?

Pete Petit - Matria Healthcare - Chairman & CEO
Chris, you hit on a really key point. We’ve published a lot of papers here in Matria over the last year or two, particularly since Dr. Don Fetterolf arrived and one of the recent publications, in fact I think it was just publicized this last week or two was an opt-in versus opt-out analysis of what that meant in terms of return on investment. Sometimes the benefit consultants will try to push us of (inaudible) in programs which will increase the ROI but significantly reduces the employees that are enrolled in programs and the overall healthcare spend and the savings there is dramatically different. So, there’s still a lot of scientific juggling going on here in terms of trying to make it clear to the employers because we have the data. I mean, we have the data in terms of what you should be doing. And if you can force employees and that’s not a good word today but encourage them, entice them into these programs, you get significant results. If you have to timidly say, “well, we wish you would”, that’s a different ball game. It changes things dramatically when we can put programs in place that are opt-out so the employee doesn’t have to go through a real significant process to opt-in, because we get much more enrollment and therefore can affect the population dramatically. So, you’ve hit on a key point and that’s also part of the processes that are going on right now. Tom?

Tom Underwood - Matria Healthcare - President and COO
And Chris one of the things that we are building into our programs and pushing very hard is the building in of incentives to get participations. We have found through the various studies that we get tremendous results when the proper incentives are put in place and we found that incentives versus the stick, doesn’t really work nearly as well. So, that’s an area of our programs that we are really highlighting and many of our employers are actually now embedding incentives into the programs.

Pete Petit - Matria Healthcare - Chairman & CEO
There’s another paper coming out on incentives also and to be frank with you just managing the incentive process which employers expect us to do today, is no simple task because it’s complicated and it is, it has to do embedded in their human resource system, but when you start doing disease management all of this stuff begins to morph into, “well, we want you to do it all.” So, that’s where all this is headed.

Chris Sesony - Eagle Asset Management - Analyst
Okay, and then my final question is that, many investors that I speak to, view this, view that the golden — that the golden nugget in this whole industry is disease management. Yet the number of people in a total population putting Medicare aside that can benefit from disease management versus those that can benefit from wellness, is infinitesimally smaller. And although you get more per member per month, what I’m trying to understand is, can the wellness component of the industry some day surpass in total dollars and possibly profits, that which is generated by disease management if employers are able to put into place programs to, however you want to call it, entice people to participate?

Pete Petit - Matria Healthcare - Chairman & CEO
You know, that’s again another good question. The wellness sector of this industry is still young relative to the disease management sector. The disease management in my opinion we’ve thoroughly vetted a lot of the issues there we’ve gone through a lot the ROI arguments and have documented in paper form and scientific papers that. Wellness is yet to be documented in terms of the ROI fully. But I expect employers, because they are quite interested in seeing a total population program, to continue to embrace wellness at a very rapid pace and I think wellness will continue to grow faster than, grow faster than disease management and some day perhaps surpass in terms of total revenue potential. But at this stage wellness is still in the early phases maybe where disease management was five years ago, perhaps. And — but it’s growing fast.

Chris Sesony - Eagle Asset Management - Analyst
Okay. Thank you very much.

Operator
Our next question comes from Mark (inaudible) with Glazer Capital.

Unidentified Participant - Glazer Capital - Analyst
Hi, there, I was hoping you could talk a bit about the pipeline or backlog, similar I suppose to some of the comments that you’ve made on prior calls, really just highlighting some of the opportunities that are out there perhaps? And then more specifically did you mention Great West, and perhaps I didn’t interpret it correctly, but I do think that you had mentioned that you had expected them or you do expect them or you have no reason to believe that they would not remain a client in 2009 but I’m wondering if you could perhaps expound on that?

Jeff Hinton - Matria Healthcare - CFO
Well, first, Mark, let me make sure I understand your question on pipeline, are you asking what the pipeline we’re currently seeing in the pipeline opportunities or backlog or help me understand exactly what you are looking for there.

Unidentified Participant - Glazer Capital - Analyst
In prior calls you were able to give us maybe a little bit more finite, tangible type idea of what some of the opportunities that you were actively working on, the size of them, how near, perhaps, they were to getting done and I realize that maybe was — in retrospect maybe sometimes it didn’t really work out. But to the extent that you could perhaps talk about some of the opportunities that you guys are looking at and the near termness, if any, of any of those, that would be helpful?

Pete Petit - Matria Healthcare - Chairman & CEO
Mark, it’s Pete, since we announced the acquisition we’ve gone silent on those kind of things because they do represent something that our new parent organization has a lot to say about so we’ve not discussed it. Hopefully some of the things that we’ve talked about for sometime here indicate to you that this industry is not in a state of decline. Matria’s not in some kind of state of decline. Regardless of what CMS disclosures are, et cetera. There is still a huge opportunity here for this industry and for ourselves. But we are not going to be specific with 2008 because of the current status of the acquisition.

Unidentified Participant - Glazer Capital - Analyst
And Great West?

Pete Petit - Matria Healthcare - Chairman & CEO
Great West, I think we were real specific about Great West when the transaction came out that Cigna was acquiring them. We think on our call we were specific about it. Great West happens to be one of our key healthplan accounts. They think a great deal what Matria does for them. They’ve made that clear to Cigna in terms of how good we are particularly with the small employers. And at this stage we don’t have anything that we know of that’s going to change the status of that account. It could change tomorrow or it could go on indefinitely.

Unidentified Participant - Glazer Capital - Analyst
Right, I understand but clearly it’s something would have assumed, should have come up in conversation at some point as it does seem that Cigna already has a sort of hybrid solution but they’ve got something in-house already. It’s logical, it just doesn’t make sense why they would stay.

Pete Petit - Matria Healthcare - Chairman & CEO
Logically it doesn’t make sense why Great West would stay a Matria customer? Is that what you’re asking?

Unidentified Participant - Glazer Capital - Analyst
Well, kind of, in other words, logically — I should probably put it differently because it has a very negative connotation. Logically it would make sense that Cigna would want to retain that it in-house, being that they’re already got the infrastructure. That’s probably a better way to ask it.

Pete Petit - Matria Healthcare - Chairman & CEO
Retain it in-house at Great West or retain it in-house at Cigna?

Unidentified Participant - Glazer Capital - Analyst
At Cigna.

Pete Petit - Matria Healthcare - Chairman & CEO
Well, Cigna’s infrastructure predominately involves Healthways supporting them with certain disease states and that doesn’t necessarily match with what we do with Great West. We have more of a total population management program there.

Unidentified Participant - Glazer Capital - Analyst
Okay. Thank you.

Operator
There are no further questions at this time.

Pete Petit - Matria Healthcare - Chairman & CEO
Well, okay, thank you very, very much. It’s been an hour and a half call. I think there was 140 individuals on it. I hoped we helped a bit in trying to clear up some of the concerns and misinformation, et cetera, and giving you a little bit better feeling about the industry, Matria specifically and hopefully our future parent Inverness Medical Innovations. Thanks so much.

Operator
This does conclude today’s teleconference. Thank you for participating in today’s conference. You may now disconnect.
Additional Information About the Proposed Transaction and Where to Find it:
     In connection with the proposed transaction, Inverness has filed a registration statement on Form S-4 in connection with the proposed transaction, which includes Matria’s proxy statement and Inverness’s prospectus for the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, WHICH CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus and other documents which are filed by Inverness with the Securities and Exchange Commission (the “SEC”) will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made by Inverness to Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attention: Investor Relations, or by directing a request when such a filing is made by Matria Healthcare, Inc.,1850 Parkway Place, Marietta, GA 30067, Attention: Secretary.
Participants in The Merger
     Matria, its directors and certain of its executive officers, as well as Inverness, its directors and certain of its executive officers, may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Matria and their respective interests in the proposed transactions will be set forth or incorporated by reference in the proxy statement/prospectus that Inverness and Matria have filed with the SEC in connection with the proposed transaction. Information about the directors and executive officers of Matria is available in Matria’s proxy statement for its 2007 annual meeting of stockholders, as filed with the SEC on April 30, 2007 and in its annual report on Form 10-K, as filed with the SEC on March 3, 2008. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus.